                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                  SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 10)*




                               SERVOTRONICS, INC.
  -----------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, par value $.20
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  81773232 10 0
  -----------------------------------------------------------------------------
                                 (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 13 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                        (Continued on following page(s))

                                Page 1 of 5 Pages

                                      13G

 CUSIP NO. 81773232 10 0                                                                PAGE 2 OF 5 PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     | Servotronics, Inc. Employee Stock Ownership Trust                                                 |
|     | (I.R.S. Id. No.: 16-1252558)                                                                      |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                              ---- |
|     |                                                                                         (b) [   ] |
|     |                                                                                              ---- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |     New York                                                                                      |
|     |                                                                                                   |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |      627,125.925                                                |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |                                                                 |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |      920,356                                                    |
|                               |       |                                                                 |
|             PERSON            |-------|-----------------------------------------------------------------|
|                               |     8 |  SHARED DISPOSITIVE POWER                                       |
|              WITH             |       |                                                                 |
|                               |       |                                                                 |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                   920,356                                                                         |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                           |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                                                   |
|     |                                                                                                   |
|     |                   39%                                                                             |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                   EP                                                                              |
-----------------------------------------------------------------------------------------------------------
                                     *SEE INSTRUCTION BEFORE FILLING OUT!

                                AMENDMENT NO. 10
                                       TO
                                  SCHEDULE 13G

                               SERVOTRONICS, INC.
                               ------------------


Item 1 (a).  Name of Issuer:
             --------------

             Servotronics, Inc.

Item 1 (b).  Address of Issuer's Principal Executive Offices:
             -----------------------------------------------

             1110 Maple Street, Elma, New York 14059

Item 2 (a).  Name of Person Filing:
             ---------------------

             Servotronics, Inc. Employee Stock Ownership Trust (the "ESOT")



Item 2 (b).  Address of Principal Business Office:
             ------------------------------------

             1110 Maple Street, Elma, New York 14059


Item 2 (c).  Citizenship:
             -----------

             The ESOT is a trust organized in the State of New York.


Item 2 (d).  Title of Class of Securities:
             -----------------------------


             Common Stock, $.20 par value


Item 2 (e).  CUSIP Number:
             ------------

             81773232 10 0


Item 3.      This Statement is Filed Pursuant to Rule 13d-1(b) by an:
             --------------------------------------------------------

             (f) Employee Benefit Plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974


                                Page 3 of 5 Pages

Item 4.  Ownership (as of December 31, 1997):
         -----------------------------------

          (a)  Amount of Beneficially Owned:
               ----------------------------

                    920,356

          (b)  Percent of Class:
               -----------------

                    39%

              (c) The ESOT has sole dispositive power with respect to approximately 920,356 shares and sole voting power with respect to approximately 627,125.925 shares.


Item 5.   Ownership of Five Percent or Less of a Class:
          --------------------------------------------

          Not Applicable

Item 6.   Ownership of More than Five Percent on Behalf of Another
          --------------------------------------------------------
          Person:
          ------

          Not Applicable


Item 7.   Identification and Classification of the Subsidiary
          ---------------------------------------------------
          Which Acquired the Security Being Reported on by the
          ----------------------------------------------------
          Parent Holding Company:
          ----------------------------------------------------

          Not Applicable


Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          ---------------------------------------------------------

          Not Applicable


Item 9.   NOTICE OF DISSOLUTION OF GROUP:
          -------------------------------

          Not Applicable


Item 10.  CERTIFICATION:
          --------------


          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing control of the issuer of such securities and were not acquired in




                                Page 4 of 5 Pages
          connection with or as a participant in any transaction having such purposes or effect.


Signature
---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DATED: February 12, 1998.


                                   SERVOTRONICS, INC. EMPLOYEE STOCK
                                        OWNERSHIP TRUST


                                   By:   /s/ Lee D. Burns, Trustee
                                      --------------------------------------
                                        Lee D. Burns, Trustee














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